CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our reports dated November 25, 2019, with respect to the financial statements of Wells Fargo Global Investment Grade Credit Fund, Wells Fargo International Bond Fund, and Wells Fargo Strategic Income Fund, three of the funds comprising Wells Fargo Funds Trust, as of September 30, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 27, 2020